	Arnold C. Lakind Barry D. Szaferman Jeffrey P. Blumstein Steven Blader Brian G. Paul+ Craig J. Hubert++ Michael R. Paglione* Lionel J. Frank** Jeffrey K. Epstein+	Of Counsel Stephen Skillman Linda R. Feinberg Paul T. Koenig, Jr. Robert A. Gladstone Janine Danks Fox* Richard A. Catalina Jr.*† Eric M. Stein**
Szaferman, Lakind, Blumstein & Blader, P.C. Attorneys at Law 101 Grovers Mill Road, Suite 200 Lawrenceville, NJ 08648 P: 609.275.0400 F: 609.275.4511 www.szaferman.com	Stuart A. Tucker Scott P. Borsack*** Daniel S. Sweetser* Robert E. Lytle Janine G. Bauer*** Daniel J. Graziano Jr. Nathan M. Edelstein** Ryan A. Marrone Bruce M. Sattin*** Gregg E. Jaclin**

Robert P. Panzer

Robert G. Stevens Jr.**

Michael D. Brottman**

Benjamin T. Branche*

Lindsey Moskowitz Medvin**

Mark A. Fisher

Tracey C. Hinson**

Robert L. Lakind***

Thomas J. Manzo**

Melissa A. Ruff

Jamie Yi Wang#

Bella Zaslavsky**

Blake J. Barron**

Kathleen O’Brien**

December 4, 2013 TravelSafe, Inc. 12926 Morehead Chapel Hill, NC 27517 Gentlemen:		+Certified Matrimonial Attorney ++Certified Civil and Criminal Trial Attorney *NJ & PA Bars **NJ & NY Bars ***NJ, NY & PA Bars #NY Bar †U.S. Patent & Trademark Office

You have requested our opinion as counsel for TravelSafe, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of 950,000 of the Company’s common stock, par value $0.00001 per share made pursuant to Rule 506 of Regulation D (the “Offering”).

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

(a)	the Registration Statement and which includes the prospectus;
(b)	the executed agreements by which the investors acquired their interests through the Offering;
(c)	the certificate of an Officer of the Company dated as of even date herewith (the “Officers Certificate”);
(d)	the Certificate of Incorporation of the Company dated March 7, 2013; and
(e)	a certificate of good standing of the Company issued by the Secretary of State of the State of Nevada dated September 26, 2013.

In each instance we have relied upon the content of each of the documents set out above, and have relied upon the content of the Officers Certificate. In reliance thereon, and based upon our review of the foregoing, it is our opinion that the common stock to be sold by the selling security-holders has been duly authorized and is legally issued, fully paid and non-assessable.

TravelSafe, Inc. December 4, 2013 Page 2

review of the foregoing, it is our opinion that the common stock to be sold by the selling security-holders has been duly authorized and is legally issued, fully paid and non-assessable.

We offer our opinion based upon the laws of the State of Nevada. This opinion opines upon Nevada law including statutory provisions, all applicable provisions of the Nevada Revised Statutes and reported judicial decisions interpreting those laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Experts" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By:	/s/ Gregg E. Jaclin
Gregg E. Jaclin
For the Firm